Exhibit 10.40

FIRST AMENDMENT TO THE

WPX ENERGY BOARD OF DIRECTORS

NONQUALIFIED DEFERRED COMPENSATION plan

WHEREAS, WPX Energy, Inc. maintains the WPX Energy Board of Directors Nonqualified Deferred Compensation Plan, effective January 1, 2013 (the “Plan”); and

WHEREAS, WPX Energy, Inc. has become a wholly owned subsidiary of Devon Energy Corporation as a result of the merger transaction that was consummated on January 7, 2021 (the “Merger”); and

WHEREAS, the Plan was established to provide members of the Board of Directors of WPX Energy, Inc. (the “Board”) who are not employees of WPX Energy, Inc. (“Non-Management Directors”) the opportunity to defer receipt of cash and equity compensation with respect to service as a Non-Management Director; and

WHEREAS, in connection with the Merger, the Board ceased to have Non-Management Directors; and

WHEREAS, WPX Energy, Inc. and Devon Energy Corporation desire to amend the Plan to reflect Devon Energy Corporation’s assumption of sponsorship of the Plan and the assumption of liabilities under the Plan, the transition of governance and amendment responsibility resulting from the Merger and the removal of restrictions on dividend equivalent rights.

NOW, THEREFORE, in consideration of the premises, the Plan is hereby amended in the following respects, effective as of the date this First Amendment is executed by WPX Energy, Inc. and Devon Energy Corporation:

1.Sections 1.4, 1.5 and 1.6 are added to the Plan as follows:

1.4 Assumption of Sponsorship.  Devon hereby assumes sponsorship of the Plan.

1.5 Assumption of Liabilities.  Devon hereby assumes liability for all obligations under the Plan, including the payment of benefits and expenses thereunder.  All provisions of the Plan referring to the Company’s obligation to pay benefits and all provisions of the Plan that are protective or exculpatory with respect to the Company shall be construed to refer to Devon.

1.6 Status of Plan.  Notwithstanding any contrary provision of the Plan, the Plan is a frozen plan.  There shall be (i) no Deferred Cash Compensation credited to the Deferred Money Account of any Participant with respect to the 2021 Plan Year or any subsequent Plan Year; and (ii) no Restricted Stock Units credited to the Deferred Equity Account of any Participant with respect to the 2021 Plan Year or any subsequent Plan Year.

2.Section 2.17 is amended and restated as follows:

2.17“Plan Administrator” shall mean: (i) the Devon Board, with respect to any function for which the Devon Board, as successor to the WPX Energy, Inc. Board of Directors, is assigned responsibility as the “Committee” pursuant to Article 3 of the Incentive Plan, subject to the Devon Board’s delegation of responsibility for such function; and (ii) the Devon Committee, for all other purposes with respect to the Plan. All administrative authority and responsibility allocated to the Board under the Plan is allocated to the Devon Board and all administrative authority and responsibility allocated to the Compensation Committee under the Plan is allocated to the Devon Committee.  All references in the Plan assigning any administrative authority or responsibility to the Board are amended to refer to the Devon Board.  All references in the Plan assigning any administrative authority or responsibility to the Compensation Committee are amended to refer to the Devon Committee.  The Board and the Compensation Committee shall have no prospective authority or responsibility with respect to the Plan.

3.Sections 2.24, 2.25 and 2.26 are added to the Plan as follows:

2.24 “Devon Committee” shall mean the Compensation Committee of the Board of Directors of Devon or a committee established by the Compensation Committee of the Board of Directors of Devon that has been delegated duties related to the Plan.

2.25 “Devon” shall mean Devon Energy Corporation.

2.26 “Devon Board” shall mean the Board of Directors of Devon.

4.Section 4.2(g) is amended and restated as follows:

(g) Voting Rights.  As described in Section 8.2 of the Incentive Plan, a Participant who has had Restricted Stock Units allocated to his or her Deferred Equity Account will have no voting rights in respect of Restricted Stock Units.

5.Sections 5.1 and 5.2 are amended and restated as follows:

5.1Deemed Investments. Each Participant shall designate, in accordance with any procedures, restrictions and conditions established by the Plan Administrator, the manner in which the amounts credited to the Participant’s Deferred Money Account shall be deemed to be invested for purposes of determining the amount of earnings and losses to be credited to such Deferred Money Account.  For this purpose, a Participant may specify that all or any percentage of his or her Deferred Money Account shall be deemed to be invested, in such percentage increments as the Plan Administrator may prescribe, in one or more of the Funds that have been designated as alternative investments under the Plan pursuant to Section 5.2.  A Participant’s designation shall remain in effect until a new designation is made in the manner required by the Plan Administrator, subject to the termination and/or replacement of a Fund as an available investment option and further subject to any timing restrictions imposed by the Plan Administrator.  If a Participant fails to provide a designation in the manner required by the Plan Administrator, the Participant’s Deferred Money Account shall be deemed to be invested in a default Fund designated by the Plan Administrator from time to time for such purpose.

5.2Investment Funds.  The Plan Administrator shall specify the investment options that will constitute the Funds and may change the available investment options from time to time.  The Plan Administrator and any employee of Devon or an Affiliate and other individual or entity currently or previously designated to act on behalf of the Plan Administrator for the purpose of selecting the Funds make no promise or guarantee regarding the performance of any Fund and shall have no liability to any Participant, Beneficiary or any other individual or entity with respect to the selection of the Funds or any decrease (or lack of increase) in a Participant’s or Beneficiary’s Deferred Money Account as a result of the performance or lack thereof of: (i) the Funds selected by the Participant; or (ii) the default Fund applicable to amounts for which a Participant or Beneficiary has failed to provide an investment designation in the manner required by the Plan Administrator.  A Participant or Beneficiary assumes all risk associated with his or her investment designation or failure to provide an investment designation, as well as all risk associated with the unsecured nature of the Plan as described in Section 11.1.

6.In Sections 10.1 (regarding amendment of the Plan) and 10.2 (regarding termination of the Plan), the references to the Board are amended to refer to the Devon Board and the references to the Compensation Committee are amended to refer to the Devon Committee.  All amendment and termination authority and responsibility allocated to the Board under the Plan is allocated to the Devon Board and all references in the Plan assigning amendment and termination authority or responsibility to the Board are amended to refer to the Devon Board.  All amendment authority and responsibility allocated to the Compensation Committee under the Plan is allocated to the Devon Committee and all references in the Plan assigning amendment authority or responsibility to the Compensation Committee are amended to refer to the Devon Committee.

7.In Section 10.2(c), the references to the Company are amended to refer to Devon and the references to Affiliates are amended to refer to all persons with whom Devon would be considered a single employer under Sections 414(b) and 414(c) of the Code.

8.The following is added as a second paragraph of Section 11.1:

The Plan shall continue to be considered entirely unfunded both for tax purposes and for purposes of Title I of ERISA and no provision shall at any time be made with respect to segregating assets of Devon for payment of any amounts under the Plan. No Participant or any other person shall have any interest in any particular assets of Devon by reason of the right to receive a benefit under the Plan and Devon’s assumption of liabilities hereunder. To the extent the Participant or any other person acquires a right to receive benefits under the Plan, the Participant or such other person shall have the status of a general unsecured creditor of Devon. Devon’s assumption of liabilities hereunder constitutes a mere unsecured, unfunded promise by Devon for the payment of benefits payable under the Plan to the Participants in the future. Nothing contained in the Plan shall constitute a guaranty by Devon or any other person or entity that any funds in any trust or the assets of Devon will be sufficient to pay any benefit under the Plan. No Participant shall have any right to a benefit under the Plan except in accordance with the terms of the Plan.

9.The following is added as Section 11.3(d):

(d) Impact of Devon Assumption.  Any trust established pursuant to this Section 11.3 shall require that, in the event of the insolvency of Devon, the assets of such trust shall be subject to the claims of Devon’s creditors.  Devon’s obligations under the Plan may be satisfied with Trust assets distributed pursuant to the terms of the Trust, and any such distribution shall reduce Devon’s obligations under the Plan.

10.The following are added as second and third paragraphs of Section 11.12:

Devon hereby assumes joint and several liability for all indemnification obligations arising under the first paragraph of this Section 11.12 with respect to actions or failures to act prior to the execution date of the First Amendment to the Plan.  The indemnification provision described in the first paragraph of this Section 11.12 shall not apply to actions or failures to act on or after the execution date of the First Amendment to the Plan.

With respect to actions or failures to act on and after the execution date of the First Amendment to the Plan, the members of the Devon Board and the members of the Devon Committee and their respective agents shall be indemnified and held harmless by Devon against and from any and all loss, cost, liability or expense that may be imposed upon or reasonably incurred by them in connection with or resulting from any claim, action, suit or proceeding to which they may be a party or in which they may be involved by reason of any action taken or failure to act under this Plan and against and from any and all amounts paid by them in settlement (with Devon’s written approval) or paid by them in satisfaction of a judgment in any such action, suit or proceeding. The foregoing provisions shall not be applicable to any person if the loss, cost, liability or expense is due to such person's gross negligence or willful misconduct.

11.Except as modified herein, the Plan shall remain in full force and effect.

12.This Second Amendment may be executed in multiple counterparts, each of which taken together will constitute one and the same instrument.

[Signatures on following page.]

IN WITNESS WHEREOF, WPX Energy, Inc. and Devon Energy Corporation have caused this First Amendment to the Plan to be executed this 9th day of December, 2021.

WPX Energy, Inc.

By:	/s/Jeffrey L. Ritenour

Name:	Jeffrey L. Ritenour

Title:	Executive Vice President and
Chief Financial Officer

Devon Energy Corporation

By:	/s/Tana K. Cashion

Name:	Tana K. Cashion

Title:	Senior Vice President Human Resources
and Administration